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            ARTICLES OF INCORPORATION
                       OF
            CASINOVATIONS INCORPORATED

The Undersigned, RANDY D. SINES, for the Purpose of forming a corporation under the Washington Business Corporation Act, hereby certify and adopt the following Articles of Incorporation:

                 Article I
                    NAME

The name of the corporation shall be "Casinovations Incorporated", and its existence shall be perpetual.

                Article II
                  SHARES

The total authorized number of shares of this corporation is ten million (10,000,000) shares, with a Par value per share of One Dollar ($1.00).

               Article III
               REGISTERED AGENT

The registered agent of this Corporation and the street address of the registered office of this Corporation are as follows;

Registered Agent                Registered Office Street
                                and Mailing Address

Randy D. Sines                  South 4056 Madelia
			     Spokane, WA 99203

                Article IV
                DIRECTORS

1.	Number.  The number of Directors of this Corporation and the manner in which such directors are to be elected shall be as set forth in the Bylaws. The names and addresses of the initial directors are as follows:

Name	         Address

Randy D. Sines	South 4056 Madelia
		Spokane, WA 99203

Cheryl L. Forte	315 Francisco Street
                  Henderson, NV 89014

Norman G. Kelln	2031 S. Eastern Lane
		Spokane, WA 99212

David E. Sampson	14009 205th Avenue NE
                  Woodinville, WA 98072

Richard S. Huson	121 SW Morrison
		Suite 1400
		Portland, OR 97204

2.	Limitation on Liability.  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:
   (a) Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;
   (b) Conduct violating RCW 23B.08.310 (which involves certain distributions by the corporation); or
   (c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to
such repeal or modification.   The Corporation shall indemnity its directors
and officers to the full extent permitted by the Washington Business
Corporation Act now or hereafter in force.   The Corporation shall indemnify
and advance all corporate expenses to its directors, officers, agents and employees.




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                      Article V
                    INCORPORATOR

The names and addresses of the incorporators are as follows:

Name:                               Address:
Randy D. Sines                  South 4056 Madelia
                                Spokane, WA   99203

IN WITNESS WHEREOF, the incorporators hereunto set their hand this 19th day of September, 1995.

/s/ RANDY D. SINES
Incorporator